Exhibit 99.1

TheStreet Reports Fourth Quarter and Full Year 2016 Results

·	Total Revenue of $63.5 million for the full year 2016, down 6% year-over-year.
·	Business-to-Business Revenue of $29.3 million, up 1% year-over-year. Revenue was $30.3 million, up 5% year-over-year, adjusted for exchange rate losses.
·	Business-to-Consumer Revenue of $34.2 million, down 12% year-over-year.
·	GAAP net loss attributable to common stockholders of $17.5 million, or ($0.50) per share, versus a net loss attributable to common stockholders of $1.9 million, or $0.06 per share in the prior year period.
·	The 2016 net loss includes an extraordinary non-cash goodwill impairment charge of $11.6 million and a cumulative depreciation adjustment of $1.5 million, as well as restructuring and other one-time charges, partially offset by the reversal of a contingent liability of $1.8 million.
·	Adjusted EBITDA for Full Year 2016 of $2.8 million declined from $5.0 million for Full Year 2015.
·	Cash, cash equivalents, restricted cash and marketable securities of $23.4 million, a decrease of $7.3 million as compared to December 31, 2015 and $2.5 million since Sept. 30, 2016.

NEW YORK, March 10, 2017 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the fourth quarter and full year ended December 31, 2016.

For the fourth quarter of 2016, the Company reported revenue of $15.9 million, net loss attributable to common stockholders of $11.6 million, or ($0.33) per basic and diluted share, and an Adjusted EBITDA(1) of $1.2 million. For the full year 2016, the Company reported revenue of $63.5 million, net loss attributable to common stockholders of $17.5 million, or ($0.50) per basic and diluted share, and Adjusted EBITDA of $2.8 million. Drivers of the fourth quarter and full year net loss are a non-cash goodwill impairment in the amount of $11.6 million, an additional non-cash depreciation charge of $1.5 million, restructuring charges related to severance as well as lower premium subscription revenue, all partially offset by a $1.8 million non-cash contingent consideration reduction from the purchase of Management Diagnostics Limited (“MDL”).

“This was an investment year and the seeds of our turnaround efforts began to take hold in the fourth quarter on both our institutional side and our consumer businesses,” said David Callaway, President and CEO. “The rally in financial markets since November helped us begin to put Brexit and the declines in our premium subscription business behind us. We still maintain a strong cash position, have aggressively been cutting costs, and have started offering new products and revenue strategies to our B2B clients and B2C readers and customers alike.” Callaway continued, “As mentioned earlier in the year, our goal is to allow greater transparency and insight to our investors with the breakout of the business to business and business to consumer products we offer.”

Fourth Quarter Results

Revenue for the fourth quarter of 2016 was $15.9 million, a decrease of $1.0 million, or 6%, from $17.0 million in the prior year.

Business-to-business (“B2B”) revenue including The Deal, BoardEx and RateWatch totaled $7.4 million, up $27,000 as compared to the fourth quarter of 2015. Adjusting for the exchange rate losses, B2B revenue was up 6% compared to the fourth quarter of 2015. Business-to-consumer (“B2C”) revenue was $8.5 million, down 11%, compared to the fourth quarter of 2015.

Operating expenses for the fourth quarter of 2016 were $28.2 million, which include an $11.6 million non-cash goodwill impairment, a cumulative adjustment of a non-cash depreciation charge of $1.5 million and a non-cash reduction of a contingent consideration of $1.8 million from the purchase of MDL in 2014 (collectively “Charges”), severance of $1.4 million, partially offset by the reversal of $0.7 million recorded in Q1 as a one-time sales tax provision. The Company recorded a goodwill impairment charge related to a series of acquisitions made in 2012 and 2014 that have since produced results that were lower than expected at the time of the acquisitions. In addition, the company took measures to reduce costs and incurred a $1.4 million severance related charge. Excluding these Charges, severance and reversal of the one-time sales tax provision, operating expenses for the fourth quarter decreased $0.3 million as compared to the fourth quarter of 2015. Net loss attributable to common stockholders for the fourth quarter of 2016 was $11.6 million compared to net loss attributable to common stockholders of $0.3 million in the prior year period. The Company reported a basic and diluted net loss per share attributable to common stockholders of ($0.33) for the fourth quarter of 2016, compared to net loss per share attributable to common stockholders of ($0.01) for the prior year period. Adjusted EBITDA for the fourth quarter of 2016 was $1.2 million compared to $2.0 million from the prior year period. The decline in Adjusted EBITDA primarily resulted from the decline in B2C subscription revenue offset by lower operating expenses from cost controls instituted during this year.

Business-to-Business Revenue

B2B revenue for the fourth quarter of 2016 was $7.4 million, an increase of $27 thousand compared to the fourth quarter of 2015. The increase was the result of increased event revenue generated at The Deal and subscription revenue growth in BoardEx, completely offset by FX losses at BoardEx. Total B2B revenue was $7.8 million, up $0.4 million adjusted for the FX impact.

Business-to-Consumer Revenue

B2C revenue for the fourth quarter of 2016 was $8.5 million, a decrease of $1.1 million, or 11%, from $9.6 million in the fourth quarter of 2015. B2C subscription revenue for the fourth quarter of 2016 was $5.3 million, a decrease of $1.1 million, or 16%, from $6.4 million in the fourth quarter of 2015. This decrease primarily related to a 17% decline in the weighted-average number of subscriptions offset by a 1% increase in the average revenue recognized per subscription. Average monthly churn (2) improved 10% from the fourth quarter of 2015. B2C media revenue for the fourth quarter of 2016 was $3.1 million, flat compared to the prior year period.

Full Year Results

Revenue for the full year 2016 was $63.5 million, a decrease of $4.2 million, or 6%, from $67.7 million in the prior year.

B2B revenue including The Deal, BoardEx and RateWatch totaled $29.3 million up $0.3 million or 1% from the prior year. Exchange rate declines related to the depreciation of the Pound sterling, negatively impacted BoardEx revenue by $1.0 million. Adjusted for the negative impact of FX, total B2B revenue increased 5%. B2C revenue was $34.2 million, down 12%, compared to the prior year. Substantially all the revenue decline occurred in premium newsletters which declined $4.2 million year over year primarily from a 14% decline in the number of subscriptions and a 2% decline in average rate per subscriber. B2C advertising revenue of $10.1 million remained flat as compared to full year 2015.

Operating expenses for the full year 2016 were $80.7 million, an increase of $12.8 million, or 19%, from $67.9 million in the prior year. Excluding the Charges mentioned in the Fourth Quarter Results above, severance of $1.6 million, restructuring charges of $1.0 million and a one-time sales tax expense of $0.7 million, operating expenses for full year 2016 decreased by $2.2 million, or 3%, as compared to the same period of the prior year. Net loss attributable to common stockholders for the full year 2016 was $17.5 million compared to a net loss attributable to common stockholders of $1.9 million in the prior year. The Company reported basic and diluted net loss per share attributable to common stockholders of ($0.50) for the full year 2016 compared to a net loss per share attributable to common stockholders of ($0.06) for the prior year. Adjusted EBITDA for the full year 2016 was $2.8 million compared to $5.0 million for the prior year.

Net cash used in operating activities for the full year ending December 31, 2016 totaled $2.8 million, down $3.6 million as compared to the same period during the prior year. The change in net cash used in operating activities over the periods included an increased net loss which was partially offset by non-cash charges related to the goodwill impairment, deferred taxes, change in accrued earnout related to the purchase of MDL in 2014, and higher depreciation, all partially offset by the change in the balances of accrued expenses, and other receivables over the period. The Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $23.4 million, as compared to $30.7 million at December 31, 2015.

Conference Call Information

TheStreet will discuss its financial results for the fourth quarter and full year ending December 31, 2016 today at 11:00 a.m. EDT.

To participate in the call, please dial 877-591-4951 (domestic) or 719-325-4745 (international). The conference code is 8199940. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading financial news and information company providing business and financial news, market data, investing ideas and analysis to personal and institutional investors worldwide. The Company’s collection of digital services provides users, subscribers and advertisers with a variety of content and tools through a range of online, social media, tablet and mobile channels.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney and Action Alerts PLUS. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Average monthly churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2017. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2016	2015

Current Assets:
Cash and cash equivalents	$21,371,122	$28,445,416
Accounts receivable, net of allowance for doubtful
accounts of $316,204 at December 31, 2016 and $357,417 at
December 31, 2015	5,119,959	5,102,464
Other receivables	358,266	790,148
Prepaid expenses and other current assets	1,416,956	1,205,708
Restricted cash	—	161,250
Total current assets	28,266,303	35,704,986
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and
amortization of $5,682,286 at December 31, 2016 and
$4,804,411 at December 31, 2015	3,550,007	2,773,737
Marketable securities	1,550,000	1,590,000
Other assets	285,843	329,885
Goodwill	29,183,141	43,318,670
Other intangibles, net of accumulated amortization of $20,134,178
at December 31, 2016 and $15,674,328 at December 31, 2015	15,127,818	18,674,376
Restricted cash	500,000	500,000
Total assets	$78,463,112	$102,891,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,526,034	$2,494,341
Accrued expenses	5,115,558	5,161,981
Deferred revenue	22,476,962	24,738,780
Other current liabilities	983,799	1,235,551
Total current liabilities	31,102,353	33,630,653
Noncurrent Liabilities:
Deferred tax liability	2,036,487	1,906,295
Other liabilities	3,274,816	5,360,467
Total liabilities	36,413,656	40,897,415

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at December 31, 2016 and December 31, 2015;
the aggregate liquidation preference totals $55,000,000 as of
December 31, 2016 and December 31, 2015	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 42,936,906 shares issued and 35,421,217
shares outstanding at December 31, 2016, and 42,458,779
shares issued and 35,123,132 shares outstanding at
December 31, 2015	429,369	424,588
Additional paid-in capital	271,143,445	269,524,415
Accumulated other comprehensive loss	(5,898,305)	(1,999,026)
Treasury stock at cost; 7,515,689 shares at December 31, 2016
and 7,335,647 shares at December 31, 2015	(13,211,141)	(13,056,541)
Accumulated deficit	(210,413,967)	(192,899,252)
Total stockholders' equity	42,049,456	61,994,239

Total liabilities and stockholders' equity	$78,463,112	$102,891,654

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenue:	unaudited
Business to business	$7,443,532	$7,416,463	$29,323,401	$28,992,120
business to consumer	8,480,186	9,550,825	34,176,130	38,663,780
Total net revenue	15,923,718	16,967,288	63,499,531	67,655,900

Operating expense:
Cost of services	8,484,313	7,998,845	32,440,598	33,615,867
Sales and marketing	4,062,663	3,862,520	15,697,065	16,190,749
General and administrative	3,226,628	3,755,159	16,157,151	15,000,439
Depreciation and amortization	2,685,442	1,124,255	5,681,563	4,309,094
Impairment of goodwill	11,583,000	—	11,583,000	—
Change in fair value of contingent consideration	(1,807,945)	—	(1,807,945)	—
Restructuring and other charges	(805)	—	959,686	(1,221,224)
Total operating expense	28,233,296	16,740,779	80,711,118	67,894,925
Operating (loss) income	(12,309,578)	226,509	(17,211,587)	(239,025)
Net interest expense	(9,848)	(25,341)	(34,121)	(122,637)
Net (loss) income before income taxes	(12,319,426)	201,168	(17,245,708)	(361,662)
(Recovery) provision for income taxes	(680,650)	450,425	269,007	1,181,341
Net loss	(11,638,776)	(249,257)	(17,514,715)	(1,543,003)
Preferred stock cash dividends	—	96,424	—	385,696
Net loss attributable to common stockholders	$(11,638,776)	$(345,681)	$(17,514,715)	$(1,928,699)

Basic and diluted net loss per share:
Net loss attributable to common stockholders	$(0.33)	$(0.01)	$(0.50)	$(0.06)

Cash dividends declared and paid per common share	$—	$0.025	$—	$0.100

Weighted average basic and diluted shares outstanding	35,257,706	34,873,511	35,236,113	34,839,233

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(11,638,776)	$(249,257)	$(17,514,715)	$(1,543,003)
Provision for income taxes	(680,650)	450,425	269,007	1,181,341
Net interest expense	9,848	25,341	34,121	122,637
Depreciation and amortization	2,685,442	1,124,255	5,681,563	4,309,094
EBITDA	(9,624,136)	1,350,764	(11,530,024)	4,070,069
Impairment of goodwill	11,583,000	—	11,583,000	—
Change in fair value of contingent consideration	(1,807,945)	—	(1,807,945)	—
Restructuring and other charges	(805)	—	959,686	(1,221,224)
Stock based compensation	366,628	440,886	1,518,698	1,570,142
One-time sales tax provision	(700,000)	—	665,198	—
Recovery of previously impaired investment	(40,593)	(50,197)	(206,791)	(197,190)
Severance	1,425,926	269,912	1,618,308	745,625
Transaction related costs	—	—	—	25,847
Adjusted EBITDA	$1,202,075	$2,011,365	$2,800,130	$4,993,269

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(17,514,715)	$(1,543,003)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Stock-based compensation expense	1,518,698	1,570,142
Provision for doubtful accounts	54,625	280,383
Depreciation and amortization	5,681,563	4,309,094
Deferred taxes	130,192	1,177,396
Impairment of goodwill	11,583,000	—
Change in fair value of contingent consideration	(1,807,945)	—
Restructuring and other charges	105,113	—
Deferred rent	(678,064)	(120,400)
Changes in operating assets and liabilities:
Accounts receivable	(226,980)	(304,156)
Other receivables	421,843	(242,563)
Prepaid expenses and other current assets	(231,310)	(223,375)
Other assets	26,271	(66,556)
Accounts payable	41,541	22,452
Accrued expenses	67,540	(1,146,629)
Deferred revenue	(1,916,494)	(1,109,538)
Other current liabilities	(138,187)	(311,049)
Other liabilities	125,264	(1,401,639)
Net cash (used in) provided by operating activities	(2,758,045)	890,559

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	—	2,005,484
Adjustment to purchase of Management Diagnostics Limited	—	50,494
Restricted cash	161,250	639,750
Capital expenditures	(3,676,051)	(3,365,509)
Net cash used in investing activities	(3,514,801)	(669,781)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(12,762)	(3,539,477)
Cash dividends paid on preferred stock	—	(385,696)
Proceeds from the exercise of stock options	—	839
Shares withheld on RSU vesting to pay for withholding taxes	(154,600)	(147,598)
Net cash used in financing activities	(167,362)	(4,071,932)

Effect of exchange rate changes on cash and cash equivalents	(634,086)	(162,439)

Net decrease in cash and cash equivalents	(7,074,294)	(4,013,593)
Cash and cash equivalents, beginning of period	28,445,416	32,459,009
Cash and cash equivalents, end of period	$21,371,122	$28,445,416

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(17,514,715)	$(1,543,003)
Noncash expenditures	16,587,182	7,216,615
Changes in operating assets and liabilities	(1,830,512)	(4,783,053)
Capital expenditures	(3,676,051)	(3,365,509)
Free cash flow	$(6,434,096)	$(2,474,950)